As filed with the Securities and Exchange Commission on January 24, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEAFLY HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	84-2266022
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

113 Cherry Street, PMB 88154

Seattle, Washington 98104-2205

(Address of principal executive offices, including zip code)

THE LEAFLY HOLDINGS, INC. 2021 EQUITY INCENTIVE PLAN

THE LEAFLY HOLDINGS, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

Yoko Miyashita, Chief Executive Officer
113 Cherry Street, PMB 88154
Seattle, Washington 98104-2205
(206) 455-9504

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Alexander R. McClean, C. Christopher Murillo Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, NY 14604-2711 (585) 232-2152

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 (the "Registration Statement") is filed by Leafly Holdings, Inc. (the "Registrant") to register 249,372 additional shares of common stock, par value $0.0001 per share (the "Common Stock"), cumulatively, that may be issued under the Registrant's 2021 Equity Incentive Plan (the "EIP") and 2021 Employee Stock Purchase Plan (the "ESPP"), pursuant to the terms of the EIP and the ESPP, respectively.

Pursuant to General Instruction E to Form S-8 under the Securities Act, the Company incorporates into this Registration Statement the content of its prior Registration Statement filed on April 15, 2022 (Registration No. 333-264333), as amended on December 9, 2022 (Registration No. 333-264333), except as expressly modified herein.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Leafly Holdings, Inc. (the "Registrant") hereby incorporates by reference into this registration statement (this "Registration Statement") the following documents filed with the Securities and Exchange Commission (the "Commission"):

a)
the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on March 29, 2023 (the "2022 Annual Report") which contains the audited financial statements of the Registrant for the latest fiscal year for which such statements have been filed;
b)
the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 (filed on May 15, 2023), June 30, 2023 (filed on August 11, 2023), as amended on Form 10-Q/A on August 16, 2023, and September 30, 2023 (filed on November 13, 2023);
c)
the Registrant’s Current Reports on Form 8-K filed on March 16, 2023 (excluding any portions of the report deemed to have been furnished under Item 2.02 and any exhibits included with such Item), May 8, 2023, July 17, 2023, July 28, 2023, September 11, 2023 (excluding any portions of the report deemed to have been furnished under Item 7.01 and any exhibits included with such Item), October 2, 2023, November 21, 2023, December 21, 2023 and January 5, 2024; and
d)
the description of the Registrant’s common stock contained in Exhibit 4.6 to the Registrant’s 2022 Annual Report, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all the securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation. The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of directors and officers to the maximum extent permitted by the DGCL. In addition, the Registrant has entered into indemnification agreements with each of its current directors and executive officers. Each indemnification agreement provides that we will indemnify the director or executive officer to the fullest extent permitted by law if the director or officer was, is made, or is threatened to be made a party to any proceeding (including any criminal proceeding, if the director or officer had no reason to believe his or her conduct was unlawful), other than a proceeding by or in the right of the Registrant, for all expenses, judgments, liabilities, fines, penalties and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with such proceeding, or, for all expenses actually and reasonably incurred by the director or officer in connection with any proceeding by or in the right of the Registrant, in both cases, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant. The indemnification agreement also provides for, among other things, (i) partial indemnification of all expenses actually and reasonably incurred by the director or officer in the event that he or she was successful as to less than all of the claims in connection with any proceeding; (ii) that, in respect of any proceeding in which the Registrant is jointly liable with the director or officer, to the fullest extent permitted by law, the Registrant waives and relinquishes any right of contribution it may have against the director or officer; (iii) proportionate contribution by the Registrant of all expenses actually incurred and paid or payable in the event the director or officer shall elect or be required to pay all or any portion of a judgment or settlement in any proceeding in which the Registrant is jointly liable; and (iv) to the fullest extent permitted by law, that the Registrant will advance the expenses incurred by or on behalf of the director or officer in connection with any eligible proceeding, provided that the director or officer undertakes to repay the amounts advanced to the extent it is ultimately determined that the director or officer is not entitled to indemnification by the Registrant. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.

The Registrant has purchased directors’ and officers’ liability insurance. The Registrant believes that this insurance is necessary to attract and retain qualified directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1

Second Amended and Restated Certificate of Incorporation of Leafly Holdings, Inc., dated February 4, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-39119) filed with the Commission on March 31, 2022)

4.2

Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Leafly Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39119) filed with the Commission on September 11, 2023)

4.3

Amended and Restated Bylaws of Leafly Holdings, Inc., dated February 4, 2022 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39119) filed with the Commission on February 10, 2022)

4.4

Form of Common Stock Certificate of Leafly Holdings, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39119) filed with the Commission on February 10, 2022)

5.1+	Opinion of Harter Secrest & Emery LLP regarding legality of the common stock being registered
+
23.1+	Consent of Marcum LLP, Independent Registered Public Accounting Firm for the Registrant

23.2 +	Consent of Harter Secrest & Emery LLP (included in opinion filed as Exhibit 5.1)

24.1+	Power of Attorney (see signature page)

99.1

The Leafly Holdings, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K (File No. 001-39119) filed with the Commission on March 31, 2022)

99.2

The Leafly Holdings, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K (File No 001-39119) filed with the Commission on March 31, 2022)

107+	Filing Fee Table

______________
+ Filed herewith.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on January 24, 2024.

LEAFLY HOLDINGS, INC. By: // Yoko Miyashita___________ Name: Yoko Miyashita Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yoko Miyashita and Suresh Krishnaswamy, or any of them, as his or her attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on January 24, 2024.

Principal Executive Officer

Date:	January 24, 2024	By:	// Yoko Miyashita
Yoko Miyashita
Chief Executive Officer, Director

Principal Financial and Accounting Officer

Date:	January 24, 2024	By:	// Suresh Krishnaswamy
Suresh Krishnaswamy
Chief Financial Officer, Chief Accounting Officer

Date:	January 24, 2024	Directors

		By:	// Michael Blue
Michael Blue, Chairman

		By:	// Yoko Miyashita
Yoko Miyashita

		By:	// Alan Pickerill
Alan Pickerill

		By:	// Peter Lee
Peter Lee